Mogul Energy announces drilling program in its East Wadi Araba Concession located in the Gulf of Suez, Egypt

Seattle, WA, July 12, 2007 – Mogul Energy International, Inc. (OTCBB: MGUY), an oil and gas exploration company based in Seattle, Washington, today announced that it has been notified by project operator Dover Investments Ltd. (Dover) that it has spudded (started drilling) the EWA 4X well at the East Wadi Araba (EWA) Concession located in the Gulf of Suez, Egypt, in which Mogul has a 20 percent working interest. The deviated EWA-4X well will be drilled from an onshore surface location, testing a large offshore structure, targeting light oil in the Raha and Nubia formations.

Mogul Energy will provide further updates as the drilling of the EWA 4X well progresses.

About Mogul Energy International:

Mogul Energy International, Inc. is a publicly traded oil and gas exploration company with headquarters in Seattle, WA, and an exploration office in Cairo, Egypt. Mogul Energy aims to develop its portfolio of oil and gas properties in the Gulf of Suez, Egypt and South East Saskatchewan, Canada. Mogul Energy has a 20% working interest in the East Wadi Araba Concession located in the Gulf of Suez, Egypt and holds a 100% interest in approx. 9,300 acres of leased properties located in South East Saskatchewan, Canada.  Mogul Energy trades on the OTC BB under the ticker symbol: MGUY.

Contact Information:
Investor Relations
Bethany Tomich
Equity Performance Group
617-723-1465
Bethany@equityperfgp.com
www.equityperformancegroup.com

Company Contact
Naeem Tyab, President
Mogul Energy
206-357-4220
naeem@mogulenergy.com
www.mogulenergy.com

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that Mogul Energy can successfully develop oil and gas properties in Egypt and Canada, and that the Company can participate in the exploration of those properties. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.